Exhibit a.13

HEARTLAND GROUP, INC.

ARTICLES SUPPLEMENTARY

Heartland Group, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Corporation, by resolution adopted by a majority of the directors of the Corporation, has classified 150,000,000 shares of the Corporation’s authorized but unissued common stock, par value $.001 per share (the “Common Stock”), heretofore classified as Investor Class and Institutional Class shares of Heartland International Value Fund as shares of Common Stock without further designation as to series and class (“Undesignated Common Stock”).

The foregoing shares have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Undesignated Common Stock as set forth in the charter of the Corporation (the “Charter”).

SECOND: Immediately after these Articles Supplementary are accepted for record by the SDAT, the Corporation has authority to issue 1,000,000,000 shares of Common Stock, having an aggregate par value of $1,000,000, consisting of 400,000,000 shares of Undesignated Common Stock and 600,000,000 shares of Common Stock classified and designated in the following series and classes:

Series and Class	Number of Shares

Heartland Value Fund

Investor Class	75,000,000
Institutional Class	75,000,000

Heartland Select Value Fund

Investor Class	75,000,000
Institutional Class	75,000,000

Heartland Value Plus Fund

Investor Class	75,000,000
Institutional Class	75,000,000

Heartland Mid Cap Value Fund

Investor Class	75,000,000
Institutional Class	75,000,000

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THIRD: The shares of Common Stock have been classified and designated by the Board of Directors pursuant to Section 2-208 of the Maryland General Corporation Law and under the authority and power contained in the Charter. The aggregate number of authorized shares of stock of the Corporation is not changed by these Articles Supplementary.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 30th day of October, 2018.

ATTEST:	HEARTLAND GROUP, INC.

/s/ Vinita K. Paul	/s/ William R. Nasgovitz
Vinita K. Paul	William R. Nasgovitz
Secretary	Chief Executive Officer

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